Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated September 23, 2020) pertaining to the 2016 Stock Incentive Plan, as amended, 2020 Incentive Award Plan, and 2021 Employee Stock Purchase Plan of Thryv Holdings, Inc. of our report dated March 20, 2020 (except for Note 1, Recasting of Certain Information, as to which the date is September 1, 2020), with respect to the consolidated financial statements of Thryv Holdings, Inc. and Subsidiary included in the Registration Statement, as amended (Form S-1 No. 333-248532) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
September 23, 2020